Exhibit 23

Consent of Independent Certified Public Accountants

Liuski International, Inc.
Norcross, Georgia

     We hereby consent to the incorporation by reference in the Registration Statements No. 33-5776, 333-04275 and 333-04277, respectively, on Forms S-8 and Registration Statement No. 33-69126 on Form S-3 of our reports dated March 6, 1998, relating to the consolidated financial statements and schedules of Liuski International, Inc. appearing in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration statement on Form S-3.


     BDO Seidman, LLP


March 27, 1998
Atlanta, Georgia